CONFIDENTIAL TREATMENT

ORCHID BIOSCIENCES, INC. HAS REQUESTED THAT THE MARKED PORTIONS OF THIS DOCUMENT BE ACCORDED 406 CONFIDENTIAL TREATMENT PURSUANT TO RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED.

[*] CONFIDENTIAL MATERIAL OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. ASTERISKS DENOTE SUCH OMISSIONS.

Exhibit 10.23

FORENSIC ALLIANCE LIMITED

and

ORCHID BIOSCIENCES EUROPE LIMITED

(acting through its Cellmark Diagnostics business)

CONTENTS

1.	Interpretation	3

2.	Appointment of sub-contractor	4

3.	Services	4

4.	Payment	5

5.	Samples	6

6.	Confidentiality	7

7.	Force Majeure	7

8.	Joint Advisory Group	8

9.	Liability	8

10.	Duration and Termination	8

11.	Notices and service	9

12.	Nature of Agreement	9

13.	Jurisdiction	10

14.	Non-Solicitation of Employees	10

THIS AGREEMENT is made the 15th day of July 2002 between

(1)	FORENSIC ALLIANCE LIMITED, whose registered office is at 329 Harwell, Didcot Oxon OX1 1 0QJ (“FAL”); and

(2)	ORCHID BIOSCIENCES EUROPE LIMITED, whose registered office is at 22 Blacklands Way, Abingdon, Oxon OX14 1DY, acting through its Cellmark Diagnostics business of 8 Blacklands Way, Abingdon Business Park, Abingdon, Oxon OX14 1 DY (“Cellmark”).

WHEREAS:

(A)	Cellmark is a provider of DNA services for forensic analysis;

(B)	FAL provides forensic testing services to third parties, including police forces; and

(C)	FAL wishes to sub-contract to Cellmark all forensic DNA testing services required by its customers.

IT IS HEREBY AGREED as follows.

1.	INTERPRETATION

In this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

1.1	‘Affiliate’ means, with respect to a party, any legal entity directly or indirectly controlling, controlled by or under common control with that party. For purposes of this Agreement, “control” means the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of the legal entity, or the right to receive more than fifty percent (50%) of the profits or earnings of the legal entity, or the right to direct the policy decisions of the legal entity.

1.2	‘Calendar Year’ means each period of twelve (12) calendar months commencing on the Effective Date or any anniversary thereof.

1.3	Completion’ means submission of the result of the analysis of the Sample:

(a)	to the National DNA Database, or

(b)	to FAL by means of electronic mail, facsimile, letter, or any other form agreed between the parties,

whichever is the earlier.

1.4	‘Confidential Information’ means contract documents or any information contained therein or in any material provided to Cellmark by FAL pursuant to the Agreement or prepared by Cellmark pursuant to the Agreement, all of which information will be deemed confidential.

1.5	‘Effective Date’ means the date first above writen

1.6	‘Force Majeure’ means, in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lock-out or other form of industrial action).

1.7	‘Hit Confirmation’ means where a speculative sample results in a hit against the DNA database which would then require an evidential sample to be taken and profiled.

1.8	‘Police Force’ means any police force, coroner, accident investigation authority or any other similar bodiy by whom FAL is engaged to provide the Services.

1.9	‘Sample’ means blood, mouth swab/wash, stained material or any other biological sample accepted by Cellmark for DNA analysis.

1.10	‘Services’ means any DNA related services, including, but not limited to, the analysis of Samples from crime scenes, and associated reference Samples, using a variety of DNA technologies including Short-Tandem Repeats and Single Locus Probing.

2.	APPOINTMENT OF SUB CONTRACTOR

2.1.	FAL hereby appoints Cellmark on an exclusive basis, and Cellmark accepts such appointment, to provide the Services as a sub-contractor to FAL. During the term of this Agreement, FAL shall not provide (and shall reqire any Affiliate not to provde) the Services itself and shall not appoint (and shall require any Affiliate not to appoint) any sub-contractor other than Cellmark to provide the Services, except under the following circumstances:

(a)	with the written permission of Cellmark and/or

(b)	to the extent necessary to comply with legislation.

2.2.	During the term of this Agreement, Cellmark shall not provide (and shall require any Affiliate not to provide) the Services to the Police Forces other than as a sub-contractor to FAL pursuant to this Agreement, except under the following circumstances:

(a)	with the written permission of FAL and/or

(b)	to the extent necessary to comply with legislation.

2.3.	Subject to the prior written consent of FAL (such consent not to be unreasonably withheld), Cellmark shall be entitled to sub-contract to third parties for the provision of the Services referred to Cellmark by FAL pursuant to Clause 2.1. Cellmark shall ensure that any sub-contractor so appointed provides the Services to the standards of quality required under this Agreement.

2.4.	In the event that Cellmark sub-contracts the Services to a third party, Cellmark shall ensure that all of the terms and conditions herein shall be applied to the agreement between Cellmark and the third party.

3.	SERVICES

3.1.	Each party shall use its reasonable endeavours to minimise the turnaround times for provision of the Services to the Police Force(s). Cellmark acknowledges that the market demands are moving towards a [*] turnaround or less for all sample types. Subject to Clause3.2, the turnaround times for the Services shall, unless otherwise agreed between the parties, be as follows:

(a)	The standard turn around time for all CJA (Criminal Justice Act), Speculative and Crime Stain Samples (“Major Crime Samples”) will be [*] from receipt of the Sample by Cellmark. Cellmark will ensure that at least [*] of the Major Crime Samples received shall be completed within the turn around time mentioned herein.

(b)	Cellmark will use its best endeavours to achieve a [*] turnaround time on [*] of Major Crime Samples derived from case work by July 1, 2002.

(c)	FAL and Cellmark agree by mutual consent that turn around times may be extended in order to obtain a result for the more difficult case work samples.

(d)	DNA profiling in respect of Samples submitted for speculative search against the National DNA Database will be completed and the results made ready for inclusion on the National DNA Database within [*] of submission of the Sample to Cellmark.

(e)	Orchid agrees to provide a CJA (Criminal Justice Act) service with turnaround times as agreed by the parties with the individual Police Force on a case by case basis.

(f)	All CJA samples will be retained by Orchid for a minimum of [*] and thereafter subject to contractual agreement with FAL.

(g)	For all other samples, Orchid will:

(i)	return to FAL all unconsumed exhibits and items;

(ii)	dispose of consumed items and residues; and

(iii)	retain surplus DNA as extracts.

3.2.	Where, due to the needs of its customers (and in particular the Police Forces), FAL requires a turnaround time quicker than as specified in Clause 3.1 (e.g. a [*] turn around), Cellmark shall ensure that the said Services are available. For the avoidance of doubt, it is estimated that each major Police Force (presently [*] in total) shall require the said Services approximately [*] times per Calendar Year. Such rapid turn around Samples will be charged on a case by case basis at the then prevailing rate as agreed in the price list in Appendix 1 hereto (or any agreed updated version thereof).

3.3.	In the case of Hit Confirmations, a final written report will be supplied to FAL in respect of the Services within (3) weeks of completion of the Services, but will be extended by mutual consent for more difficult cases.

4.	PAYMENT

4.1.	The rate of fees per Sample chargeable by Cellmark is listed in Appendix I. Fees for categories of Samples other than as listed above shall be as agreed by the parties on a case by case basis. These prices will be reviewed on an annual basis in March and implemented in June of the same year.

4.2.	Cases requiring faster than normal turnaround as outlined in Clause 3.2 above will be charged at the rate specified in Appendix I provided that additional expenses incurred (including overtime payments, additional subsistence, or transport costs) shall be invoiced separately and paid by FAL. Cellmark will provide an estimate of such costs to FAL prior to commencing the work.

4.3.	Fees for Cellmark employees as expert witnesses or as a result of their participation in necessary meetings and case conferences and any reasonable expense incurred as a consequence of such attendance shall be agreed between Orchid and FAL, and invoiced to FAL and paid separately.

4.4.	For additional Services in support of major crimes (e.g. specialist extractions, including LCN Samples) Cellmark will charge FAL for an agreed number of hours determined by the nature of the crime samples and the estimated additional time involved. FAL agrees to include such additional charges on its price list and as part of its quotation procedure to Police Forces.

4.5.	Cellmark shall submit a written invoice to FAL on or after the end of each month for the provision of the Services in that month. On receipt of Cellmark’s written invoice, FAL shall make payment by the end of the month following the month in which the invoice was received EXCEPT THAT FAL shall

(a)	pay each invoice that is issued after 1 September 2002 within the period of [*] next following the date of receipt of the relevant invoice; and

(b)	pay each invoice issued after 1 April 2003 within the period of [*] next following the date of receipt of the relevant invoice.

4.6.	When FAL is limited contractually to specific prices, the parties will negotiate suitable rates for the Services of Cellmark. In general, the principle shall be that [*]

5.	SAMPLES

5.1.	FAL shall examine items and confirm the presence of particular types of body fluid and make its decision as to which item to submit to Cellmark for DNA analysis. Cellmark will use its best endeavours to carry out the Services required, but reserves the right to refuse to analyse Samples which, in its opinion, are unsuitable.

5.2.	FAL will endeavour to submit stains in suitable format as agreed with Cellmark.

5.3.	In all cases, the Samples submitted to Cellmark shall be accompanied by clear written instructions for analysis and other information deemed necessary (including, where available, details or indication of hazardous materials), together with details of the required turnaround times in writing.

5.4.	FAL undertakes to ensure that all documentation is in place to demonstrate continuity of items sent to Cellmark.

5.5.	In the event that complete items are sent to Cellmark for analysis, FAL shall obtain permission of the Police Force (or any other relevant customer of FAL) for Cellmark to cause any damage to the item necessary to extract DNA from it.

5.6.	Cellmark reserves the, right to request further Samples in particular, but without limitation, in cases where the Sample delivered does not comply with instructions, or where the quality or quantity of the Sample received is inadequate for analysis.

5.7.	Unused Samples or parts thereof will be returned by Cellmark to FAL after completion of the final report unless otherwise instructed in writing.

5.8.	Subject to its confidentiality obligations set forth in Clause 6, Cellmark shall be entitled to use the data and results it produces in internal studies within Cellmark relating to such matters as statistical and genetic parameters for DNA testing.

5.9.	FAL staff will interpret results submitted by Cellmark using guidelines agreed with Cellmark’s Forensic Manager.

6.	CONFIDENTIALITY

6.1.	Except as provided by Clause 6.2, the parties shall at all times during the continuance of this Agreement and after its termination:

(a)	use their best endeavours to keep all Confidential Information confidential and accordingly not to disclose any Confidential Information to any other person; and

(b)	not use any Confidential Information for any purpose other than the performance of the obligations under this Agreement without the express prior written permission of the party which disclosed such information.

6.2.	Any Confidential Information may be disclosed by either party to

(a)	any governmental or other authority or regulatory body; or

(b)	any employees of the party receiving the Confidential Information or of any of the aforementioned persons,

(c)	to such extent only as is necessary for the purposes contemplated by this Agreement, or as is required by law.

6.3.	Each party shall be relieved from its obligations under Clause 6.1 to the extent that such Confidential Information:

(a)	enters the public domain, otherwise than through a breach of this Agreement; or

(b)	can be demonstrated to have already been known by the receiving party at the time of disclosure by the other party; or

(c)	was lawfully acquired by the receiving Party from others who had full rights to disclose it to the receiving Party.

6.4.	Cellmark shall ensure that its staff and sub-contractors are aware of and observe the requirements of the Data Protection Act 1998 and of the consequences of breaches of the Data Protection Act 1998, and that it is registered as required pursuant to the Data Protection Act 1998.

7.	FORCE MAJEURE

7.1.	If either party is affected by Force Majeure it shall forthwith notify the other party of the nature and extent thereof.

7.2.	Neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, by reason of any delay in performance, or non-performance, of any of its obligations hereunder (except for payment obligations) to the extent that such delay or non-performance is due to any Force Majeure of which it has notified the other party; and the time for performance of that obligation shall be extended accordingly.

7.3.	The party so affected by Force Majeure shall use all reasonable endeavours to mitigate the effects of such upon the other party.

7.4.	If the Force Majeure in question prevails for a continuous period in excess of thirty (30) days, the parties shall enter into bona fide discussions with a view to alleviating its effects, or to agreeing upon such alternative arrangements as may be fair and reasonable.

8.	REPRESENTATION

8.1.	Cellmark shall be entitled to have a representative on any advisory group relating to DNA technologies established by FAL and the Police Force unless the Police Force expressly object to such representation.

9.	LIABILITY AND WARRANTY

9.1.	The liability of Cellmark for all claims relating to this Agreement or the provision of the Services (other than claims relating to death or personal injury caused by the negligence of Cellmark) shall not exceed in aggregate the sum of [*]

9.2.	Cellmark shall not be liable for any claims arising from the negligence or willful misconduct of FAL.

10.	DURATION AND TERMINATION

10.1.	Subject as provided in Clause 10.2, below, this Agreement shall come into force on the Effective Date and shall continue in force for a period of five (5) years and thereafter unless or until terminated by either party giving to the other not less than twelve (12) months’ written notice on the anniversary date of this Agreement.

10.2.	Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a)	that other party commits any material breach of any of the provisions of this Agreement and, in the case of a breach capable of remedy, fails to remedy the same within twenty-eight (28) days after receipt of a written notice giving full particulars of the breach and requiring it to be remedied;

(b)	an encumbrancer takes possession or a receiver or receiver manager is appointed over any of the property or assets of that other party;

(c)	that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d)	that other party goes into liquidation (except for the purposes of amalgamation or reconstruction and in such manner that the company resulting therefrom effectively agrees to be bound by or assume the obligations imposed on that other party under this Agreement);

(e)	anything analogous to any of the foregoing under the law of any jurisdiction occurs in relation to that other party; or

(f)	that other party ceases, or threatens to cease, to carry on business.

10.3.	For the purposes of Clause 10.2(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance (provided that time of performance is not of the essence).

10.4.	Any waiver by either party of a breach of any provision of this Agreement shall not be considered as a waiver of any subsequent breach of the same or any other provision thereof.

10.5.	The rights to terminate this Agreement given by Clause 10.2 shall be without prejudice to any other right or remedy of either party in respect of the breach concerned (if any) or any other breach.

10.6.	Orchid and FAL will develop a joint five (5) year expanded business plan to include DNA sales projections. FAL will take the lead in all sales and marketing initiatives. The five (5) year business plan will include new targeted DNA sales initiatives to maximise business. Such sales initiatives will involve direct participation of individuals from both parties as required.

11.	NOTICES AND SERVICE

11.1.	Any notice or other information required or authorised by this Agreement to be given by either party to the other or any legal proceedings arising out of this Agreement shall be deemed to have been given or served when a legible copy of the same has been received by the other party at:

Forensic Alliance Limited	Orchid BioSciences Europe Limited
F5 Culham Science Centre	8 Blacklands Way
Abingdon	Abingdon Business Park
Oxfordshire OX14 3ED	Abingdon
England	Oxon OX14 l DY
Attention: Graham Wren	England
Attention: Chris Ashton

12.	NATURE OF AGREEMENT

12.1	Neither party may assign this Agreement and the rights and obligations hereunder without the written consent of the other (such consent not to be unreasonably withheld or delayed),

12.2	Nothing in this Agreement shall create, or be deemed to create, a partnership or the relationship of principal and agent or employer and employee between the parties.

12.3	This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and each party acknowledges that, in entering into this Agreement, it does not do so on the basis of, and does not rely on, any representation, warranty or other provision except as expressly provided herein, and all conditions, warranties or other terms implied by statute or common law are hereby excluded to the fullest extent permitted by law.

12.4	No amendment to this Agreement should be effective unless made in writing by an authorised signatory of each party.

13.	JURISDICTION

13.1.	This Agreement shall be governed by the Laws of England, and each party hereby submits to the exclusive jurisdiction of the English Courts.

14.	NON-SOLICITATION OF EMPLOYEES

It is agreed that neither party shall directly solicit or seek to employ the other party’s employees without the prior written consent of that party.

IN WITNESS whereof the authorised representatives of the parties have executed this Agreement on the date stated above:

Signed for and on behalf of FORENSIC ALLIANCE LIMITED by

(Signature)
(Name)
(Position)

Signed for and on behalf of ORCHID BIOSCIENCES EUROPE LIMITED by

(Signature)
(Name)
(Position)